Exhibit 99.1

                                            Investor Contact:  William J. Moss
                                                     Vice President, Treasurer
                                                                (201) 571-4019

                                           Press Contact:  Richard P. De Santa
                                            Senior Director, Corporate Affairs
                                                                (201) 571-4495


             A&P and Pathmark file 14-day notice period with the FTC

             Transaction is now expected to close in early December


MONVALE, NJ - November 19, 2007 - The Great Atlantic & Pacific Tea Company Inc. (A&P)(NYSE:GAP) announced today it has provided the required two week notice of its intention to consummate the acquisition of Pathmark Stores Inc. to the Federal Trade Commission (FTC), effective November 13, 2007. The notice stated that A&P may consummate its acquisition of Pathmark any time after November 27, 2007. The Company now expects the transaction to close in early December.

On September 20, the Company had announced that A&P and Pathmark Stores Inc. (Pathmark)(NASDAQ:PTMK) had entered into an agreement with the FTC, pursuant to which both companies agreed that A&P would provide the FTC with notice of its intention to consummate its acquisition of Pathmark at least two weeks prior to closing such transaction.

A&P also said that it has executed an agreement with the staff of the FTC regarding required divestitures, and has entered into definitive asset purchase agreements with specific buyers for certain stores. The final agreement is subject to approval by the Commissioners of the FTC, which the Company said it expects to obtain. Axinn, Veltrop & Harkrider LLP is serving as antitrust counsel to A&P and Latham & Watkins LLP is serving as counsel to Pathmark.

About The Great Atlantic & Pacific Tea Company, Inc
---------------------------------------------------

Founded in 1859, A&P is one of the nation's first supermarket chains. The Company operates 315 stores in 6 states and the District of Columbia under the following trade names: A&P, Waldbaum's, The Food Emporium, Super Foodmart, Super Fresh and Food Basics.

About Pathmark Stores Inc.
--------------------------

Pathmark is a regional supermarket chain currently operating 140 supermarkets in the New York, New Jersey and Philadelphia metropolitan areas. Additional information about Pathmark may be found at its web site, www.pathmark.com.


This release contains forward-looking statements about the future performance of the Company, which are based on Management's assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company's principal markets; the Company's relationships with its employees and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the Company's cost of capital and the ability of the Company to access capital; supply or quality control problems with the Company's vendors; and changes in economic conditions which affect the buying patterns of the Company's customers.